                                                                     EXHIBIT 4.2

                             ASPEN TECHNOLOGY, INC.

                                   ----------

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                     SERIES D-1 CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES D-2 CONVERTIBLE PREFERRED STOCK
        (PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW)

                                   ----------

      Aspen Technology, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of June 1, 2003, in accordance with Section 141(c) of the Delaware General Corporation Law:

      RESOLVED, that two series of Preferred Stock, Series D-1 Convertible Preferred Stock, par value $0.10 per share, and Series D-2 Convertible Preferred Stock, par value $0.10 per share, of the Corporation are hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) are as follows:

                     SERIES D-1 CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES D-2 CONVERTIBLE PREFERRED STOCK

      A total of 302,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series D-1 Convertible Preferred Stock" ("Series D-1 Preferred Stock") and a total of 65,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series D-2 Convertible Preferred Stock" ("Series D-2 Preferred Stock," and together with the Series D-1 Preferred Stock, "Series D Preferred Stock"), with each series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

      1.  DIVIDENDS

          (a) DIVIDEND RATE. The holders of shares of Series D Preferred Stock shall be entitled, out of funds legally available therefor, to receive cumulative dividends at the rate per annum equal to 8% (subject to adjustment in accordance with Section 6(a) and 6(b) below) of $333.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series D Original Issue Date (as defined below) affecting such shares, the "Stated Value"), payable only when, as and if declared by the Board of Directors of the Corporation. Such dividends shall be calculated on the basis of a 365-day year, shall accumulate daily commencing on the Series D Original Issue Date, shall compound quarterly to the extent not previously paid, and shall accumulate from the date of issuance of a share of Series D Preferred Stock until such share is no longer outstanding. Furthermore, such dividends shall be deemed to accumulate from the Series D Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

          (b)  DIVIDEND PAYMENTS

               (i) Dividends declared on Series D Preferred Stock by the Board of Directors of the Corporation pursuant to Subsection 1(a) above shall be payable in cash, except that, in the sole discretion of the Corporation (subject to Subsection 1(b)(ii) below), such dividends may be paid in Common Stock, par value $0.10 per share, of the Corporation ("Common Stock") as follows: Following the end of any calendar quarter, commencing with the quarter ending March 31, 2004, if the Board elects to pay a dividend, then the Corporation shall deliver, by no later than the twentieth day following the end of such calendar quarter (such twentieth day after the calendar quarter being the "Quarterly Deadline"), a written notice to each of the holders of Series D Preferred Stock advising such holders that the Corporation has elected, pursuant to this paragraph (i), to pay all or any portion of the dividends accumulated on the Series D Preferred Stock through the final day of such calendar quarter (such final day of the calendar quarter being the "Record Date"). If the Corporation delivers such a notice, the Corporation shall pay such dividend on the twenty-fourth Trading Day following the applicable Quarterly Deadline. Any such dividend shall be payable in cash, except to the extent that the notice delivered with respect thereto specifies that an amount (which may be up to all) of such dividend shall be paid by the delivery of shares of Common Stock to holders of Series D Preferred Stock as of the Record Date (or, if such day is not a Trading Day, then the immediately preceding Trading Day, as defined below). If the Corporation elects to pay less than all of such accumulated dividends, an equal amount of the dividends declared shall be paid with respect to each share of Series D Preferred Stock and the form of payment (that is, cash, Common Stock or a combination thereof) shall be identical with respect to each share of Series D Preferred Stock. The number of shares of Common Stock issuable in payment of any such dividends to be paid in Common Stock shall be calculated as set forth in Subsection 1(b)(iii) below, and the shares shall be delivered as set forth in Subsection 1(b)(iv) below.

               (ii) Notwithstanding any other provision hereof, the Corporation shall not be entitled to pay a dividend in Common Stock with respect to shares of Series D Preferred Stock pursuant to Subsection 1(b)(i) above or Section 4(b) below unless, with respect to such shares all of the following conditions are satisfied (with clause
          (E) only being applicable to Series D-1 Preferred Stock):

                      (A) the Common Stock is listed on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange at all times, without interruption, between the date on which the Corporation gives notice under Subsection 1(b)(i) through the date that the certificate representing the shares of Common Stock being issued in payment of such dividend is actually delivered to the applicable holder of Series D Preferred Stock;

                      (B) as of such delivery date, the Corporation has not received any written notice or warning from such trading or quotation facility with respect to the potential delisting of the Common Stock, which notice or warning continues to be unresolved or otherwise in effect as of such delivery date such that the Common Stock could not be listed and sold within 90 days thereafter by reason of such notice or warning;

                      (C) the shares of Common Stock issued in payment of such dividend shall be the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement shall be effective as of the issue date, or all such shares may be sold pursuant to Rule 144(k) under the Securities Act;

                      (D) none of the following have occurred on or prior to such the issue date (1) the Corporation or any significant subsidiary of the Corporation, as defined in Rule 1-02(w) of Regulation S-X, (a "Material Subsidiary") commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Material Subsidiary thereof; (2) there is commenced against the Corporation or any Material Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (3) the Corporation or any Material Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (4) the Corporation or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (5) the Corporation or any Material Subsidiary makes a general assignment for the benefit of creditors; (6) the Corporation or any Material Subsidiary fails to pay, or states in writing that it is unable to pay or is unable to pay, its debts generally as they become due; or (7) the Corporation or any subsidiary of the Corporation, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action that effects any of the foregoing; and

                      (E) solely with respect to the holders of Series D-1 Preferred Stock, the receipt of the Common Stock by such holders of Series D-1 Preferred Stock will be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (or any successor thereto) (the "Exchange Act").

               (iii) If a dividend on the Series D Preferred Stock is paid in shares of Common Stock, the number of shares of Common Stock to be issued to a holder of Series D Preferred Stock shall equal the quotient of (A) the amount of the dividend payable to such holder divided by (B) the arithmetic average of the Average Daily Prices for twenty consecutive Trading Days commencing on the Trading Day immediately following the applicable Quarterly Deadline. The Corporation shall issue, as of such dividend payment date, a certificate, registered in the name of the holder or its nominee, for the number of shares of Common Stock to which the holder shall be entitled.

               (iv) If any dividend on Series D Preferred Stock is paid in shares of Common Stock, the Corporation shall, on or before the twenty-fourth Trading Day following the applicable Quarterly Deadline,
          (A) issue and deliver to such holder a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder shall be entitled or (B) if and when the applicable shares of Common Stock may be held in a balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System and after such holder has notified the Corporation that this clause (B) shall apply, credit the number of shares of Common Stock to which such holder shall be entitled to such holder's balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System.

               (v) No fractional shares of Common Stock shall be issued in payment of dividends on the Series D Preferred Stock pursuant to this
          Section 1(b). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Series D Conversion Price.

               (vi) For purposes hereof, the following definitions shall apply:

                      (A) "Trading Day" shall mean (I) any day on which the Common Stock is traded on the Nasdaq National Market,
                           (II) if the Common Stock is not then listed on the Nasdaq National Market, any day on which the Common Stock is traded on any other national securities exchange, market, or trading or quotation facility, or (III) if the Common Stock is not then listed or quoted on any national securities exchange, market, or trading or quotation facility, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto); and

                      (B) "Average Daily Price" shall mean, with respect to a Trading Day, the daily volume weighted average trading price (the total dollar amount traded on that day divided by trading volume for that day) of the Common Stock on that Trading Day and for the regular Trading Day session as reported at 4:15 P.M., Eastern time, by Bloomberg, LP function key HP by using W to calculate the daily weighted average, or such other price as may be determined by an alternative methodology agreed upon from time to time by the Corporation and the holders of a majority of the outstanding shares of Series D-1 Preferred Stock and the holders of a majority of the outstanding shares of Series D-2 Preferred Stock.

          (c) PROHIBITION ON OTHER DIVIDENDS. So long as any of the shares of Series D Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock, and then only at such times as the Corporation is in compliance with its obligations hereunder) on shares of Common Stock or Junior Stock unless dividends equal to the full amount of accumulated and unpaid dividends on the Series D Preferred Stock have been declared and have been, or are then being simultaneously, paid. For purposes hereof, "Junior Stock" shall mean the Series A Preferred Stock and any other class or series of equity securities of the Corporation not expressly ranking senior to or on parity with the Series D Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up. "Parity Stock" shall mean any class or series of equity securities of the Corporation expressly on parity with the Series D Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Stock, if the holders of such class of stock or series and the Series D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated but unpaid dividends per share or liquidation preferences, without preference or priority one over the other. The Series D-1 Preferred Stock shall be Parity Stock with respect to the Series D-2 Preferred Stock, and the Series D-2 Preferred Stock shall be Parity Stock with respect to the Series D-1 Preferred Stock.

      2. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES

          (a) PAYMENTS TO HOLDERS OF SERIES D PREFERRED STOCK. In the event of any Liquidation (as hereinafter defined), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any accumulated but unpaid dividends with respect thereto, and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the "Series D Liquidation Amount"). If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock and any Parity Stock (as defined below) the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. A "Liquidation" shall mean any of the following: (A) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Deemed Liquidation Event (as defined below).

          (b) PAYMENTS TO HOLDERS OF JUNIOR STOCK. After the payment of all preferential amounts required to be paid to the holders of Series D Preferred Stock, any Parity Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series D Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

          (c)  DEEMED LIQUIDATION EVENTS

               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a "Deemed Liquidation Event"):

                      (A) a merger, consolidation, recapitalization, reorganization or other transaction in which:

                           (I)   the Corporation is a constituent party or

                           (II)  a subsidiary of the Corporation is a
                                 constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

                           except any such merger, consolidation,
                           recapitalization, reorganization or other transaction involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, recapitalization, reorganization or other transaction, at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

                       (B) the sale, in a single transaction or series of
                           related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation).

               (ii) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above or (B) the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock and the then-outstanding shares of Series D-2 Preferred Stock specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 2(a) and 2(b) above.

               (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(B) above, the Corporation shall use its reasonable best efforts to distribute to each holder of Series D Preferred Stock, in respect of each share of Series D Preferred Stock held by such holder, the Series D Liquidation Amount within ten Trading Days of the consummation of such Deemed Liquidation Event. If such distribution has not occurred, then (A) the Corporation shall deliver a written notice to each of the holders of Series D Preferred Stock no later than fifteen Trading Days after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series D Preferred Stock, and
          (B) if the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock so request in a written instrument delivered to the Corporation (a "Required Distribution Notice") not later than thirty Trading Days after such Deemed Liquidation Event (which period shall be extended by any period of noncompliance of the Corporation with clause (A) above), the Corporation shall use the consideration received by the Corporation, directly or indirectly, as a result of such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the members of the Board of Directors of the Corporation), to the extent legally available therefor (the "Net Proceeds"), to redeem, on a date not later than forty-five Trading Days after such Deemed Liquidation Event (the "Liquidation Redemption Date"), all outstanding shares of Series D-1 Preferred Stock and/or Series D-2 Preferred Stock, as applicable, at a price per share equal to the Series D Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series D-1 Preferred Stock and/or Series D-2 Preferred Stock, as applicable, the Corporation shall redeem a pro rata portion of each holder's shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, as applicable. In no event shall a holder of Series D Preferred Stock receive more than such holder would receive if all holders of Series D Preferred Stock gave a Required Distribution Notice. The provisions of Section 6 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series D Preferred Stock pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

               (iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

          (d) The Corporation shall mail written notice of any Liquidation to each holder of Series D Preferred Stock not less than twenty days prior to the payment date or effective date thereof.

      3.  VOTING

          (a) GENERAL VOTING RIGHTS. On any matter (other than, in the case of the Series D-1 Preferred Stock, the election of the directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible (subject to the limitations of Section 12 below) as of the record date for determining stockholders entitled to vote on such matter; PROVIDED, HOWEVER, in no event shall any share of Series D Preferred Stock be entitled to more votes than the Maximum Per Share Preferred Vote (as defined below). Except as provided by law or by the provisions of Subsection 3(b) or 3(c) below, holders of Series D Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

          As used herein, the "Maximum Per Share Preferred Vote" for each share of Series D-1 Preferred Stock shall be the lesser of (i) ____(1) or such greater number of votes as may be specifically permitted under then applicable rules or regulation of the Nasdaq National Market or other applicable market or exchange, and (ii) the number of shares of Common Stock into which each share of Series D-1 Preferred Stock is convertible as of 5:00 P.M. on the record date for the vote.

          (b) ELECTIONS OF DIRECTORS. Except as otherwise provided below in this Section 3(b), the holders of the shares of Series D-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect a number of directors of the Corporation as provided below, and the holders of the shares of Common Stock and of any other class or series of voting stock (but excluding the Series D-1 Preferred Stock), exclusively and as a separate class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. For so long as at least 60,060 shares of Series D-1 Preferred Stock are outstanding, the holders of Series D-1 Preferred Stock shall be entitled to elect a number of directors equal to, rounding to the closest whole number, with .5 being rounded up, (except that rounding shall be down to the closest whole number in the event that rounding up would permit the Series D-1 Preferred Stock to elect fifty percent (50%) or more of the board of directors), the product of (i) the total number of directors to be on the Board of Directors immediately following an election of directors, multiplied by (ii) a fraction, of which (A) the numerator shall be the aggregate Maximum Per Share Preferred Votes for all shares of Series D-1 Preferred Stock outstanding at the time of the vote and (B) the denominator shall be the sum of (x) the total number of shares of Common Stock outstanding as of the record date for the vote, (y) the aggregate Maximum Per Share Preferred Votes for all shares of Series D-1 Preferred Stock outstanding as of 5:00 P.M. on the record date for the vote, and (z) for each other security of the Corporation, including the Series D-2 Preferred Stock, entitled to vote in an election for directors as of the record date for the vote, the least of (I) the maximum vote permitted under the Certificate of Incorporation, (II) the maximum vote permitted under any Certificate of Designation of this Corporation and (III) the maximum vote permitted under any applicable law, rule or regulation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series D-1 Preferred Stock then outstanding shall constitute a

----------
(1) Insert number equal to the lesser of the initial Stated Value of a Series D Preferred Share divided by the average of the closing bid prices of the Common Stock for the five days preceding the Closing Date for the Series D Preferred.

      quorum of the Series D-1 Preferred Stock for the purpose of electing directors by holders of the Series D-1 Preferred Stock. A vacancy in any directorship filled by the holders of Series D-1 Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series D-1 Preferred Stock or by any remaining director or directors elected by the holders of Series D-1 Preferred Stock pursuant to this Subsection 3(b).

          (c) SERIES VOTING RIGHTS. The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the shares of (i) Series D-1 Preferred Stock then outstanding, and (ii) with respect to Subsection 3(c)(i) through Subsection 3(c)(v) (inclusive) below, Series D-2 Preferred Stock, in each case given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

               (i) amend the Certificate of Incorporation, including this Certificate of Designation, so as to amend, alter or repeal the powers, preferences or special rights of the Series D Preferred Stock in a manner that adversely affects the rights, preferences or privileges of the holders of Series D Preferred Stock, PROVIDED that nothing in this Subsection 3(c)(i) shall prohibit the Corporation from effecting a Deemed Liquidation Event so long as the Corporation complies with the provisions of Subsections 2(c)(ii) through (iv) (inclusive) above;

               (ii) authorize, designate or issue any Parity Stock or any class of stock of the Corporation ranking senior to the Series D Preferred Stock as to the payment of dividends and as to distribution of assets upon Liquidation ("Senior Stock");

               (iii) amend the Certificate of Incorporation to authorize any additional shares of Series D Preferred Stock, Parity Stock or Senior Stock;

               (iv) amend, alter or repeal any provision of this Certificate of Designations, PROVIDED that nothing in this Subsection 3(c)(iv) shall prohibit the Corporation from effecting a Deemed Liquidation Event so long as the Corporation complies with the provisions of Subsections 2(c)(ii) through (iv) (inclusive) above;

               (v) amend, alter or repeal the Bylaws of the Corporation in any way that is inconsistent with this Certificate of Designations;

               (vi) take any action to decrease the number of directors of the Corporation to less than five;

               (vii) apply any of its assets in excess of $7,500,000 in any 12-month period to the redemption, retirement, purchase or acquisition, directly or indirectly (including through a Corporation Subsidiary), of any shares of capital stock of the Corporation (including securities convertible into or exchangeable for such capital stock), other than (A) redemptions of Preferred Stock in accordance with the terms of the Certificate of Incorporation, (B) repurchases of Common Stock from employees and consultants who received the stock in connection with their performance of services at cost upon termination of employment or service, (C) redemptions, retirements, repurchases or acquisitions of 5 1/4% Convertible Subordinated Debentures due June 15, 2005 of the Corporation ("Convertible Debentures"), and (D) repurchases made with the proceeds of an issuance of Junior Stock, except where such proceeds are used to repurchase securities from any officer or director of the Corporation;

               (viii) acquire all or substantially all of the assets or stock of any class of any other corporation, or any equity interest in any partnership, limited liability company, joint venture, association, joint stock company or trust where the aggregate consideration paid by the Corporation (as determined in good faith by the directors of the Corporation at the time definitive agreements are entered into) for such acquisition is greater than $80,000,000; or

               (ix) incur any indebtedness for borrowed money, which for purposes of this paragraph shall exclude the Convertible Debentures, or permit any Corporation Subsidiary to incur any indebtedness (other than indebtedness of Corporation Subsidiaries owed to the Corporation or other intercompany indebtedness), in excess of, at any time, the greater of
                      (A) $50,000,000; or (B) $65,000,000 less the aggregate
                      principal amount of the then-outstanding Convertible Debentures.

      For purposes of this Subsection 3(c), the term "Corporation Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Corporation (or another Corporation Subsidiary) holds stock or other ownership interests representing (1) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (2) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. The rights of the holders of the Series D-1 Preferred Stock under Subsections 3(c)(vi) through
      (3)(c)(viii) above shall terminate on the first date on which there are fewer than 30,030 outstanding shares of Series D-1 Preferred Stock.

      At any meeting held for the purpose of voting on any of the matters for which the holders of the Series D-1 Preferred Stock or Series D-2 Preferred Stock have class voting rights, the presence in person or by proxy of the holders of a majority of the shares of Series D-1 Preferred Stock then outstanding or the Series D-2 Preferred Stock then outstanding, as the case may be, shall constitute a quorum of the Series D-1 Preferred Stock or Series D-2 Preferred Stock for the purpose of voting on matters to which these class voting rights apply.

      4.  OPTIONAL CONVERSION

      The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value of such shares by the Series D Conversion Price (as defined below) in effect on the Conversion Date (as defined below). The "Series D Conversion Price" initially shall be $9.99(2). Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 6 below, the Conversion Rights of the shares of Series D Preferred Stock designated for redemption shall terminate at 5:00 p.m., Eastern time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full. In the event of a liquidation, dissolution or winding up of the Corporation, (i) the Conversion Rights shall terminate at 5:00 p.m., Eastern time, on the last full day

----------
(2) Assuming stockholder approval of the one for three reverse stock split approved by the Board of Directors on June 1, 2003.

      preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock (unless such amounts are not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such amounts are paid, or tendered for payment, in full) and (ii) the Corporation shall provide to each holder of shares of Series D Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (A) be sent at least 20 days (unless a greater period is required by law) prior to the termination of the Conversion Rights and (B) state the amount per share of Series D Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up and in reasonable detail the manner of calculation thereof. For the purposes of this Subsection 4(a), "Redemption Date" shall mean any Mandatory Redemption Date (as defined below) or Optional Redemption Date (as defined below) and "Redemption Price" shall mean, as applicable, the Mandatory Redemption Price (as defined below) or the Optional Redemption Price (as defined below).

          (b) PAYMENT IN LIEU OF ACCUMULATED DIVIDENDS. Upon conversion of a share of Series D Preferred Stock in accordance with this Section 4, as part of the conversion, the Corporation shall pay to the holder thereof an amount equal to the total accumulated but unpaid dividends on such share. The Corporation shall pay such amount in cash or if the conditions set forth in Section 1(b)(ii) above are satisfied, in Common Stock, in its sole discretion. If the Corporation elects to pay such amount in shares of Common Stock, the number of shares of Common Stock to be issued shall equal the quotient of (i) such amount divided by (ii) the arithmetic average of the Average Daily Prices for five consecutive Trading Days, the last day of which shall be the second Trading Day preceding the date on which the amount is paid. To the extent the Corporation elects to pay such accumulated but unpaid dividends in shares of Common Stock, (i) the Corporation shall immediately notify such holder within two Trading Days of the Conversion Date in accordance with the notice provisions of Section 13 below and (ii) such election may not be revoked or otherwise changed by the Corporation. In the event the Corporation fails to deliver a notice that it intends to pay dividends in Common Stock within two Trading Days as required above, the Corporation shall pay such dividend in cash. All accrued but unpaid dividends paid by the Corporation in Common Stock pursuant to this Subsection 4(b) shall be paid by the Corporation on the tenth Trading Day following the applicable Conversion Date. All accumulated but unpaid dividends paid by the Corporation in cash pursuant to this Subsection 4(b) shall be paid by the Corporation on the fourth Trading Day following the applicable Conversion Date.

          (c) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock pursuant to this
      Section 4. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Series D Conversion Price. The Corporation shall, as soon as practicable after the Conversion Date, and in no event later than three Trading Days after the Conversion Date, pay to such holder any cash payable in lieu of any such fraction of a share.

          (d)  MECHANICS OF CONVERSION

               (i) In order for a holder of Series D Preferred Stock to convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall deliver to the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) a written notice (the "Conversion Notice") that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates. The Conversion Notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be accompanied by a written instrument evidencing such holder's desire to convert a specified number of shares of Series D Preferred Stock, duly executed by the registered holder or such holder's attorney duly authorized in writing. The date specified by the holder in the notice shall be the conversion date or, if no date is specified in the Conversion Notice, the conversion date shall be the date the Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof; such date, the "Conversion Date"). The shares of Common Stock issuable upon conversion of the shares represented by the certificate or certificates delivered to the Corporation shall be deemed to be outstanding as of the Conversion Date. On or before the Conversion Date, the holders shall surrender a certificate or certificates for the shares to be converted (or an affidavit of loss and indemnity agreement relating thereto) to the office of the transfer agent for the Series D Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to such holder a new certificate representing the remaining shares of Series D Preferred Stock. Upon conversion of any Series D Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to, or upon the written order of, such holder (or former holder, as the case may be) of Series D Preferred Stock and in such name or names as such holder may designate, a certificate for the shares of Common Stock issuable upon such conversion, free of restrictive legends unless such shares of Common Stock are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. Such holder, or any person so designated by such holder to receive such shares of Common Stock, shall be deemed to have become holder of record of such shares of Common Stock as of the Conversion Date. If and when such shares of Common Stock may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement, the Corporation shall use its best efforts to deliver such shares of Common Stock electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and shall issue such shares of Common Stock in the same manner as dividend payment shares are issued pursuant to Section 1(b)(iii) above.

               (ii) The Corporation covenants that it shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized but unissued and otherwise unreserved shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock or, if the number of shares of Common Stock so reserved is insufficient, the Corporation shall take any corporation action that is necessary to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock within 90 days after the occurrence of such deficiency. Before taking any action that would cause an adjustment reducing the Series D Conversion Price below the then par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series D Conversion Price.

               (iii) Upon any such conversion, shares of Common Stock issued upon conversion of such shares of Series D Preferred Stock shall not be deemed Additional Shares of Common Stock (as defined below) and no adjustment to the Series D Conversion Price shall be made for any accumulated but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

               (iv) All shares of Series D Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock and cash, if any, in accordance with Subsections 4(b) and 4(c) above. Any shares of Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for action by the holders of Series D Preferred Stock or any other stockholders) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          (e)  ADJUSTMENTS TO SERIES D CONVERSION PRICE FOR DILUTING ISSUES

               (i) SPECIAL DEFINITIONS. For purposes of this Section 4, the following definitions shall apply:

                      (A) "Option" shall mean any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                      (B) "Series D Original Issue Date" shall mean the date on which a share of Series D Preferred Stock was first issued, regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

                      (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                      (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than shares of Common Stock issued, issuable or deemed issued:

                           (I) as a dividend or distribution on Series D Preferred Stock;

                           (II) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(f) or 4(g) below;

                           (III) to employees or directors of, or consultants
                                 to, the Corporation or any of
                                 its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation and by a majority of the directors of the Corporation who are eligible to serve on the Audit Committee of such Board under the then-applicable rules of the Securities and Exchange Commission and the Nasdaq National Market (or other market or exchange on which the Common Stock is then traded or authorized for quotation);

                           (IV) to Accenture LLP pursuant to agreements in effect on June 1, 2003; or

                           (V) in connection with any transaction with any strategic investor, vendor or customer, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement, in each case the primary purpose of which is not to raise equity capital, provided such issuance is approved by the Board of Directors of the Corporation and by a majority of the directors of the Corporation who are eligible to serve on the Audit Committee of such Board under the then-applicable rules of the Securities and Exchange Commission and the Nasdaq National Market (or other market or exchange on which the Common Stock is then traded or authorized for quotation).

               (ii) NO ADJUSTMENT OF SERIES D CONVERSION PRICE. No adjustment in the Series D Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(e)(v) below) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series D Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Series D Conversion Price shall be made (A) with respect to the Series D-1 Preferred Stock, if prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series D-1 Preferred Stock then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance and (B) with respect to the Series D-2 Preferred Stock, if prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series D-2 then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance.

               (iii) ISSUE OF SECURITIES TO BE A DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK

                      (A) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(e)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

                      (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted prospectively to such Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series D Conversion Price to an amount that exceeds the lower of (i) the Series D Conversion Price on the original adjustment date, or (ii) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                      (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(e)(i)(D) above), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(e)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(e)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                      (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, the

                           Series D Conversion Price shall be readjusted prospectively to such Series D Conversion Price as would have obtained had such Option or Convertible Security never been issued.

                      (E) No adjustment in the Series D Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

               (iv) ADJUSTMENT OF SERIES D CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii) above), without consideration or for a consideration per share less than the applicable Series D Conversion Price in effect immediately prior to such issue, then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series D Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(e)(iv), all shares of Common Stock issuable upon conversion or exercise of shares of Series D Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue or upon exercise of such securities shall be deemed to be outstanding, and
          (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Series D Preferred Stock shall be determined without giving effect to any adjustments to the Series D Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

               (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (A)  CASH AND PROPERTY. Such consideration shall:

                           (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                           (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the non-management members of the Board of Directors of the Corporation; and

                           (III) in the event Additional Shares of Common Stock
                                 are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by non-management members of the Board of

                                 Directors of the Corporation.

                      (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing

                           (I)   the total amount, if any, received or
                                 receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                           (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) MULTIPLE CLOSING DATES. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) above, and such issuance dates occur within a period of no more than 60 days, then, upon the final such issuance, the Series D Conversion Price shall be readjusted prospectively to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

          (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Series D Original Issue Date (i) effect a subdivision of the outstanding Common Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Series D Preferred Stock, or (ii) combine the outstanding shares of Series D Preferred Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Common Stock, the Series D Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series D Original Issue Date (x) combine the outstanding shares of Common Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Series D Preferred Stock, or (y) effect a subdivision of the outstanding shares of Series D Preferred Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Common Stock, the Series D Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (g) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

        PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

          (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property that they would have been entitled to receive had the Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series D Preferred Stock; provided, however, that no such provision shall be made if the holders of Series D Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

          (i) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. Subject to the provisions of Subsection 2(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (which is not a Liquidation) in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.

          (j) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENTS. All calculations under this Section 4 shall be made to the nearest one tenth of a cent. No adjustment in the Series D Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Subsection 4(j) are not required to be made will be carried forward and given effect in any subsequent adjustment. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each holder of Series D Preferred Stock and to the Corporation's Transfer Agent. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series D Preferred Stock.

          (l)  NOTICE OF RECORD DATE. In the event:

               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the

                      Corporation,

        then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Any notice required under this Subsection 4(l) shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

      5.  REDEMPTION AT THE OPTION OF THE CORPORATION

          (a) MANDATORY REDEMPTION EVENT. All or any portion of the outstanding shares of Series D Preferred Stock shall be redeemed at a price per share equal to (i) 125% of Stated Value plus (ii) all accumulated but unpaid dividends (the "Mandatory Redemption Price") in accordance with this
      Section 5 pursuant to written notice (the "Mandatory Redemption Notice") delivered to the holders of Series D Preferred Stock by the Corporation, in its sole discretion, at any time or from time to time after the third anniversary of the Series D Original Issue Date; provided that the Corporation shall be entitled to deliver a Mandatory Redemption Notice only if the Average Daily Price on each Trading Day for a period of at least 45 consecutive Trading Days (such period ending no earlier than four Trading Days prior to the date of such Mandatory Redemption Notice) has exceeded $22.80(3) (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series D Original Issue Date affecting such shares). Any Mandatory Redemption Notice delivered pursuant to this Subsection 5(a) shall specify a date (a "Mandatory Redemption Date") as of which such redemption shall be effected. Each Mandatory Redemption Date shall be a Trading Day not less than 20 Trading Days nor more than 30 Trading Days following the date on which the related Mandatory Redemption Notice is sent by the Corporation. On each Mandatory Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock specified in the related Mandatory Redemption Notice.

          (b) MANDATORY REDEMPTION NOTICE. Any Mandatory Redemption Notice shall be delivered to each holder of record of Series D Preferred Stock, as applicable, in accordance with the notice provisions set forth in
      Section 13 below. Each Mandatory Redemption Notice shall state:

               (i)    the Mandatory Redemption Date;

               (ii)   the Mandatory Redemption Price;

               (iii) the number of shares of Series D Preferred Stock held by the holder that the Corporation shall redeem on the Mandatory Redemption Date;

               (iv) the date upon which the holder's right to convert such shares terminates (as determined in accordance with Section 4 above); and

               (v) that the holder is to surrender to the Corporation, in the manner and at the place


----------
(3) Assuming stockholder approval of the one for three reverse stock split approved by the Board of Directors on June 1, 2003.

                      designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Series D Preferred Stock to be redeemed.

          (c) SURRENDER OF CERTIFICATES; PAYMENT. On or before the applicable Mandatory Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

          (d) RIGHTS SUBSEQUENT TO MANDATORY REDEMPTION. If the Mandatory Redemption Notice shall have been duly given, and if on the applicable Mandatory Redemption Date the Mandatory Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Mandatory Redemption Date and all rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Mandatory Redemption Price without interest upon surrender of their certificate or certificates therefor.

          (e) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series D Preferred Stock that are redeemed pursuant to this Section 5 or Section 6 below or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series D Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred Stock following any redemption.

          (f) OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any subsidiary shall redeem or otherwise acquire any series of Series D Preferred Stock, except (i) as expressly authorized herein, (ii) with the written consent of the holders of at least a majority of the then-outstanding shares of (A) Series D-1 Preferred Stock and (B) Series D-2 Preferred Stock, or (iii) pursuant to a purchase offer made pro rata to all holders of Series D Preferred Stock on the basis of the number of shares of Series D Preferred Stock owned by each such holder.

      6.  REDEMPTION AT THE OPTION OF THE HOLDERS OF SERIES D PREFERRED STOCK

          (a) RIGHT TO REDEEM. Shares of Series D-1 Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Stated Value plus accumulated but unpaid dividends (the "Optional Redemption Price") at any time and from time to time no earlier than the sixth anniversary of the Series D Original Issue Date after receipt by the Corporation from the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock of written notice (a "Series D-1 Optional Redemption Notice") requesting redemption of all or any portion of the outstanding shares of Series D-1 Preferred Stock. Shares of Series D-2 Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Optional Redemption Price at any time and from time to time no earlier than the sixth anniversary of the Series D Original Issue Date after receipt by the Corporation from holder(s) holding in the aggregate shares of Series D-2 Preferred Stock then outstanding with a Stated Value in excess of $3,000,000 (or if less than $3,000,000, all of such holder's shares of Series D-2 Preferred Stock) of written notice (a "Series D-2 Optional Redemption Notice" and together with a Series D-1 Optional Redemption Notice, an "Optional Redemption Notice") requesting redemption of all or any portion of such holder's outstanding shares of Series D-2 Preferred Stock. Notwithstanding any other provision of this Section 6, until the seventh anniversary of the Series D Original Issue Date, the aggregate number of shares of (i) Series D-1 Preferred Stock or (ii) Series D-2 Preferred Stock that the Corporation may be required to redeem under this Section 6 shall not exceed 50% of the number of shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, outstanding as of the sixth anniversary of the Series D Original Issue Date. The process for effecting any such redemption shall be as follows:

               (i) Within 15 days after the receipt of an Optional Redemption Notice, the Corporation shall send to each holder of Series D Preferred Stock a notice (the "Corporation Notice") which shall (A) state the number of shares of Series D Preferred Stock that are the subject of the applicable Optional Redemption Notice, and (B) specify a date (an "Optional Redemption Date") as of which a redemption pursuant to this Section 6 shall be effected and the date by which a holder may elect to join in the redemption pursuant to subsection
          (b)(ii) below. Each Optional Redemption Date shall be a Trading Day not less than 40 days or more than 120 days following the date on which the related Corporation Notice is sent by the Corporation.

               (ii) Within 20 days after receipt of the Corporation Notice, each holder of Series D Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Series D Preferred Stock in such Optional Redemption Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Optional Redemption Notice).

               (iii) Within 50 days after receiving the Optional Redemption Notice and at least 10 days prior to the Optional Redemption Date, the Corporation shall provide each holder of Series D Preferred Shares with written notice ("Closing Notice") that states (i) the applicable Optional Redemption Price, (ii) the applicable Optional Redemption Date, (iii) the number of shares requested to be redeemed on that Optional Redemption Date, (iv) the number of shares of Series D Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or affidavit of loss and indemnity agreement) representing the shares of Series D Preferred Stock to be redeemed.

               (iv) Subject to the limitations above in this Section 6, on the applicable Optional Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder for which redemption was requested, that number of outstanding shares of Series D Preferred Stock specified or deemed to be included in the Optional Redemption Notice. In the event the Corporation does not have sufficient funds legally available to redeem on such Optional Redemption Date all shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation has not redeemed all outstanding shares of Series D Preferred Stock which are to be redeemed within 120 days following the date on which the related Optional Redemption Notice is sent by the Corporation, the Dividend Rate with regard to any shares of Series D Preferred Stock that remain outstanding shall be 14% per annum from the date of the Optional Redemption Notice until such date as such shares are actually redeemed.

          (b) OPTIONAL REDEMPTION NOTICE AND OTHER NOTICES. Any Optional Redemption Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Series D Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below.

          (c) SURRENDER OF CERTIFICATES; PAYMENT. On or before the applicable Optional Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 6, and thereupon the Optional Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

          (d) RIGHTS SUBSEQUENT TO OPTIONAL REDEMPTION. If the Optional Redemption Notice shall have been duly given, and if on the applicable Optional Redemption Date the Optional Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Optional Redemption Date and all rights with respect to such shares shall forthwith after the Optional Redemption Date terminate, except only the right of the holders to receive the Optional Redemption Price without interest upon surrender of their certificate or certificates therefor.

      7.  WAIVERS

      The holders of Series D Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law. Any of the rights of the holders of Series D-1 Preferred Stock or Series D-2 Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, subject to applicable law.

      8.  NO IMPAIRMENT

      The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation without the written consent of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series D

Preferred Stock against impairment.

      9.  REGISTRATION OF SERIES D PREFERRED STOCK

      The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series D Preferred Stock Register"), in the name of the record holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

      10. REGISTRATION OF TRANSFERS

      The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

      11. REPLACEMENT CERTIFICATES

      If any certificate evidencing Series D Preferred Stock, or Common Stock issued upon conversion thereof, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

      12. LIMITATION ON CONVERSION

          (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any holder of Series D-2 Preferred Stock upon any conversion of Series D-2 Preferred Stock (or otherwise in respect of the Series D-2 Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). Each delivery of a Conversion Notice by a holder of Series D-2 Preferred Stock will constitute a representation by such holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. By written notice to the Corporation, any holder of Series D-2 Preferred Stock may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such holder and not to any other holder of Series D-2 Preferred Stock. For purposes of this Section 12, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          (b) For purposes of this Section 12, in determining the number of outstanding shares of Common Stock, a holder of Series D Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-Q, Form 10-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder of Series D Preferred Stock, the Corporation shall promptly, but in no even later than one Trading Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding.

      13. NOTICES

      Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day and electronic confirmation of receipt is received by the sender, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 10 Canal Park, Cambridge, Massachusetts 02141, facsimile: (617) 949-1722, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series D Preferred Stock, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

      14. PREEMPTIVE RIGHTS

      Each holder of the Series D Preferred Stock shall have preemptive rights, the terms of which are specified in the Investor Rights Agreement among the Corporation and the holders of Series D Preferred Stock dated ___________, 2003 (as amended from time to time in accordance with its terms, and subject to the limitations and other terms set forth in such Investor Rights Agreement, including the right to waive any term thereof).

                                      * * *

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President as of _________, 2003.

                                     ASPEN TECHNOLOGY, INC.



                                     By:
                                        ----------------------------------------
                                        President and Chief Executive Officer